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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     As independent certified public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated April 13, 1999, included in SkyLynx Communications, Inc.'s (the Company) Form 10-KSB for the year ended December 31, 1998 and the Company's SB-2/A filed August 11, 1999; our report dated June 11, 1999, filed on the Company's Form 8-K/A on July 13, 1999; our report dated June 18, 1999, filed on the Company's Form 8-K/A on July 13, 1999; our report dated July 19, 1999, filed on the Company's Form 8-K/A on July 28, 1999; our report dated September 29, 1999, filed on the Company's Form 8-K/A on October 12, 1999; and to all references to our firm included in this registration statement.



ARTHUR ANDERSEN LLP
Tampa, Florida
December 1, 1999